Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com

TRM Purchases eFunds ATM Portfolio and Becomes Largest Worldwide ATM Network

Portland, Oregon: 22 November 2004 — TRM Corporation (NASDAQ — “TRMM”) announced today that effective 19 November 2004 it has acquired from eFunds Corporation their broad-based ATM network which includes approximately 17,000 units in geographically diverse retail locations in the United States and Canada.

As a result of this transaction, TRM will operate what we believe to be the single largest international ATM network, with substantial market penetration approximating 22,000 deployed units in the United States, the United Kingdom and Canada. The acquisition is expected to be EPS accretive.

The acquisition price of $150 million, excluding fees, expenses and adjustments, was paid in cash, and funded primarily through a syndicated loan facility underwritten and arranged by Banc of America Securities LLC, in combination with cash already on hand.

In connection with the transaction, TRM has entered into a five year managed services agreement with eFunds, which includes a new ATM processing contract.

D. Gideon Cohen, Chairman of the Board of TRM remarked, “This transaction positions TRM as the leading global provider of off-premise ATM’s and provides significant economies of scale to our business going forward. We intend to leverage this position on behalf of all our shareholders.”

Banc of America Securities LLC served as financial advisor to TRM in connection with this transaction.

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic retail environments. TRM’s customer base has grown to over 36,000 retailers throughout the United States and over 46,000 locations world wide, including 6,000 locations across the United Kingdom and 4,500 locations in Canada.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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